  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Reports Financial Results for the Second Quarter of 2018 and
Provides Business Update on Enfission and Other Developments

RESTON, VA, August 9, 2018 -- Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today provided a business update and reported financial results for the second quarter ended June 30, 2018.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are making accelerated progress, along with Enfission, towards validation and commercialization of our metallic nuclear fuel, which significantly enhances the economics and power output of existing and planned nuclear reactors, in addition to the safety and non-proliferation benefits of the fuel. Importantly, we recently announced that we now plan to conduct the initial testing and demonstration of our advanced metallic nuclear fuel in the United States, which will allow us to accelerate our commercial deployment timeline. Specifically, we plan to commence testing of our fuel in a U.S. research reactor by 2020, as well as deploy a lead test rod assembly in a U.S. commercial reactor by 2021. We appreciate the tremendous industry and governmental support, which has made this acceleration possible. We look forward to announcing formal arrangements for irradiation testing of our fuel samples in a U.S. research reactor and our lead test rod assembly program with a U.S. nuclear utility later this year or early next year. The growing support for our fuel was further evidenced by the positive feedback Lightbridge and Enfission received at the World Nuclear Exhibition in June, which is the world’s largest industry gathering of its type.”

“In June, we were awarded a key patent for our metallic nuclear fuel assembly design in the United States, which further supports our strategy to test and commercialize our fuel in the U.S. We also received notice for a new patent in Japan related to Lightbridge's innovative metallic fuel rod and fuel assembly design. Japan has 39 operable nuclear reactors and, given the fact 9 reactors have been brought back online with a further 16 in the process of restart approval, we expect Lightbridge’s fuel will play an important role in Japan’s nuclear plant restart efforts.”

“Our balance sheet remains strong and we ended the quarter with approximately $25.7 million of cash and cash equivalents as of June 30, 2018, which does not include $5.2 million of cash that we have contributed into Enfission, year-to-date. In addition, Framatome has commenced cash contributions into Enfission as well. At the same time, we continue to pursue a variety of non-dilutive funding options, including seeking government grants to accelerate our commercialization timeline. We believe our fuel development program is well suited for these programs, which could be quite meaningful.”

ENFISSION R&D ADVANCEMENTS THIS QUARTER

1. Fabrication:

•	Completed initial cost estimates for a U.S.-based facility to develop fabrication process and produce partial-length and full-length fuel rods

•	Began preparatory work at a lab facility and initial material testing to support fabrication development

•	Completed the following key fabrication process activities:

o	Developed coextrusion models for process evaluation and optimization

o	Developed equipment functional specifications

•	Initiated fabrication of samples to select the most optimal alloy forming process

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2. Fuel Design:

•	Successfully completed initial modifications of APOLLO-2 neutronics code to model Lightbridge Fuel™ geometry

•	Evaluated and selected the most suitable Critical Heat Flux (CHF) heater rod design for CHF testing

•	Evaluated fuel rod design alternatives to optimize fuel performance

•	Devised and evaluated lead test rod (LTR) design options

•	Assessed alternative options for irradiation testing and identified pathway to maintain deployment schedule

3. Regulatory Licensing:

•	Completed regulatory engagement plan for U.S. NRC interactions

•	Began process to identify fuel design limits in support of licensing activities

•	Completed preparatory work for first NRC meeting to be held in Q3 2018

Balance Sheet Overview

At June 30, 2018, we had cash and cash equivalents of approximately $25.7 million, as compared to approximately $4.5 million at December 31, 2017. The $21.2 million increase in cash and cash equivalents resulted from the sale of approximately $25.9 million of common stock and net proceeds of $3.9 million of preferred stock during the six months ended June 30, 2018. This amount of cash inflow was partially offset by net cash used in operating activities of approximately $3.2 million and our capital contributions for our capital investment in Enfission of approximately $5.2 million in 2018. We used cash during the six months ended June 30, 2018 primarily to fund our research and development expenses and general and administrative expenses. We had a working capital surplus of approximately $24.8 million. Stockholders' equity at June 30, 2018 was approximately $28.7 million compared to stockholders’ equity of approximately $5.8 million at December 31, 2017.

Operating Results – Second Quarter of Fiscal 2018 Compared to Second Quarter of Fiscal 2017

Net losses incurred for the three months ended June 30, 2018 and 2017 amounted to approximately $3.5 million and $1.6 million respectively. For the second quarter ended June 30, 2018, total general and administrative expenses increased by $0.5 million as compared to the three months ended June 30, 2017. The increase was due to an increase in professional fees which was primarily due to the hiring of a consulting firm to assist in preparing the application for a grant from the U.S. Department of Energy. Total research and development expenses for the three-months ended June 30, 2018, as compared to the three months ended June 30, 2017, were substantially the same amounts of $0.5 million. Total net other operating loss that was generated from our equity investment in our joint venture Enfission was approximately $1.6 million for the three months ended June 30, 2018. This loss reported by Enfission is primarily attributable to research and development expenditures.

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2018 Second Quarter Conference Call

Lightbridge will host a conference call on Friday, August 10th at 11:00 a.m. Eastern Time to discuss the company's financial results for the second quarter ending June 30, 2018, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-0778 for U.S. callers, or +1-201-689-8565 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@Ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11 p.m. September 10, 2018, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 36277.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors, which significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. In January 2018, Lightbridge and Framatome, Inc. formed a 50-50 joint venture, Enfission, LLC, to develop, license, manufacture, and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. Enfission has the exclusive rights to this technology and is responsible for the development of manufacturing processes and fuel assembly designs for pressurized water reactors (PWRs), boiling water reactors (BWRs), water-cooled small modular reactors, and water-cooled research reactors developed around this intellectual property. PWRs and BWRs constitute the most widely used reactor types in the world. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. In addition to distributions from Enfission based on the parties’ ownership interest in the joint venture, Lightbridge anticipates receiving future licensing revenues in connection with sales by Enfission of nuclear fuel incorporating its intellectual property. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm .

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company's entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Power Plan and similar regulations, the Company's anticipated financial resources and position, the Company's product and service offerings, the expected market for the Company's product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

ir@ltbridge.com

*** tables follow ***

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Lightbridge Corporation

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$25,707,368	$4,515,398
Accounts receivable - project revenue and reimbursable project costs	-	10,400
Other receivable from joint venture	414,957	-
Prepaid expenses and other current assets	107,861	70,067
Deferred financing costs, net	-	491,168
Total Current Assets	26,230,186	5,087,033

Investment in joint venture	2,415,228	-
Other Assets
Patent costs	1,506,672	1,367,692
Deferred financing costs, net	-	491,268
Total Other Assets	1,506,672	1,858,960
Total Assets	$30,152,086	$6,945,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,405,341	$1,151,210
Total Current Liabilities	1,405,341	1,151,210
Total Liabilities	1,405,341	1,151,210

Commitments and Contingencies – Note 5

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 908,740 shares and 1,020,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively (liquidation preference $2,849,000 and $3,088,764 at June 30, 2018 and December 31, 2017, respectively)	909	1,020
Convertible Series B preferred shares, 2,666,667 and 0 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively (liquidation preference $4,116,667 at June 30, 2018)	2,667	-
Common stock, $0.001 par value, 100,000,000 authorized, 28,621,758 shares and 12,737,703 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	28,622	12,738
Additional paid-in capital	124,774,561	93,602,539
Accumulated deficit	(96,060,014)	(87,821,514)
Total Stockholders' Equity	28,746,745	5,794,783
Total Liabilities and Stockholders' Equity	$30,152,086	$6,945,993

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue

Consulting Revenue	$-	$14,425	$-	$149,910

Cost of Consulting Services Provided	-	4,300	-	89,663

Gross Margin	-	10,125	-	60,247

Operating Expenses
General and administrative	1,453,030	971,290	3,676,620	2,179,592
Research and development	538,031	545,644	1,449,065	1,009,987
Total Operating Expenses	1,991,061	1,516,934	5,125,685	3,189,579

Other Operating Income and (Loss)
Other income from joint venture	187,031	-	587,374	-
Equity in loss from joint venture	(1,773,445)	-	(2,801,772)	-
Total Other Operating Income and (Loss)	(1,586,414)	-	(2,214,398)	-
Operating Loss	(3,577,475)	(1,506,809)	(7,340,083)	(3,129,332)

Other Income and (Expenses)
Interest income	60,462	-	84,019	-
Financing costs	-	(130,877)	(982,436)	(253,681)
Other income	-	23	-	47
Total Other Income and (Expenses)	60,462	(130,854)	(898,417)	(253,634)

Loss before income taxes	(3,517,013)	(1,637,663)	(8,238,500)	(3,382,966)
Income taxes	-	-	-	-
Net loss	$(3,517,013)	$(1,637,663)	$(8,238,500)	$(3,382,966)

Accumulated preferred stock dividend	(119,000)	(49,000)	(214,667)	(98,000)
Deemed additional dividend on preferred stock dividend due the beneficial conversion feature	(49,373)	-	(85,680)	-
Deemed dividend on issuance on Series B convertible preferred stock due to beneficial conversion feature	-	-	(2,624,836)	-
Net loss attributable to common stockholders	(3,685,386)	(1,686,663)	(11,163,683)	(3,480,966)
Net Loss Per Common Share, Basic and Diluted	$(0.14)	$(0.17)	$(0.50)	$(0.37)
Weighted Average Number of Common Shares Outstanding	25,702,352	9,911,864	22,484,840	9,524,939

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2018	2017
Operating Activities:
Net Loss	$(8,238,500)	$(3,382,966)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	1,421,745	427,880
Amortization of deferred financing cost	982,436	245,609
Equity in loss from joint venture	2,801,772	-
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	10,400	377,545
Other receivable from joint venture	(414,957)	-
Prepaid expenses and other assets	(37,794)	(50,384)
Accounts payable and accrued liabilities	254,131	(48,540)
Deferred lease abandonment liability	-	(72,186)
Net Cash Used In Operating Activities	(3,220,767)	(2,503,042)

Investing Activities:
Investment in joint venture	(5,217,000)	-
Patent costs	(138,980)	(115,172)
Net Cash Used In Investing Activities	(5,355,980)	(115,172)

Financing Activities:
Net proceeds from the issuance of common stock	25,868,716	3,025,544
Net proceeds from the issuance of preferred stock	3,900,001	-
Restricted cash	-	(47)
Net Cash Provided by Financing Activities	29,768,717	3,025,497

Net Increase In Cash and Cash Equivalents	21,191,970	407,283

Cash and Cash Equivalents, Beginning of Period	4,515,398	3,584,877

Cash and Cash Equivalents, End of Period	$25,707,368	$3,992,160

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$-	$-
Income taxes paid	$-	$-
Non-Cash Financing Activity:
Deemed dividend on issuance Series B convertible preferred stock due to beneficial conversion feature	$2,624,836	$-
Accumulated preferred stock dividend	$214,667	$98,000
Decrease in accrued liabilities - stock-based compensation	$-	$121,720

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